Exhibit 4.2
FORM OF WARRANT
THE SALE AND ISSUANCE OF THE WARRANTS REPRESENTED BY THIS CERTIFICATE, AS WELL AS THE SECURITIES ACQUIRABLE UPON THE EXERCISE THEREOF, HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”), OR UNDER THE SECURITIES LAW OF ANY STATE OR OTHER JURISDICTION. THE AFORESAID SECURITIES HAVE BEEN ACQUIRED FOR INVESTMENT AND NOT WITH A VIEW TO, OR IN CONNECTION WITH, THE DISTRIBUTION THEREOF. THESE SECURITIES MAY NOT BE OFFERED, SOLD, PLEDGED, OR TRANSFERRED UNLESS (I) A REGISTRATION STATEMENT UNDER THE ACT IS IN EFFECT AS TO THESE SECURITIES AND SUCH OFFER, SALE, PLEDGE, OR TRANSFER IS IN COMPLIANCE WITH APPLICABLE SECURITIES LAW OF ANY STATE OR OTHER JURISDICTION, OR (II) THERE IS AN OPINION OF COUNSEL OR OTHER EVIDENCE, REASONABLY SATISFACTORY TO THE COMPANY, THAT AN EXEMPTION THEREFROM IS AVAILABLE AND THAT SUCH OFFER, SALE, PLEDGE, OR TRANSFER IS IN COMPLIANCE WITH APPLICABLE SECURITIES LAW OF ANY STATE OR OTHER JURISDICTION.

No. 2011-01	Warrant to Purchase [ * ] Shares of
Class A Common Stock (subject to adjustment)
WARRANT TO PURCHASE CLASS A COMMON STOCK, PAR VALUE $0.01 PER SHARE
of
BALDWIN TECHNOLOGY COMPANY, INC.
Void after May 16, 2021
     This certifies that, for value received, [  *  ] (the “Holder”), is entitled, subject to the terms set forth below, to purchase from Baldwin Technology Company, Inc., a Delaware corporation (the “Company”), [  *  ] shares of the Class A Common Stock, par value $0.01 per share (“Common Stock”), of the Company, as constituted on the date hereof, upon surrender hereof, at the principal office of the Company referred to below, with the Notice of Exercise form attached hereto as Annex I duly executed, and simultaneous payment therefor in lawful money of the United States, or otherwise as hereinafter provided, at the “Exercise Price” as set forth in Section 2 below. The number, character and Exercise Price of such shares of Common Stock are subject to adjustment as provided below. The term “Warrant” as used herein shall include this Warrant and any warrants delivered in substitution, replacement or exchange therefor as provided herein.
1. Term of Warrant. Subject to the terms and conditions set forth herein, this Warrant shall be exercisable, in whole or in part, during the term commencing on the date hereof and ending at 5:00 p.m., prevailing local time in New York, New York, on May 16, 2021, and shall be void thereafter; provided, however, that upon a “Sale Event” (as defined below), this Warrant, if not exercised or put pursuant to Section 13 below prior to or simultaneously with said Sale Event, shall no longer be exercisable and shall automatically terminate (except for the right to seek redress for breaches hereof prior to such termination).
2. Exercise Price. The Exercise Price at which this Warrant may be exercised shall be $0.01 per share of Common Stock, as adjusted from time to time pursuant to Section 11 hereof.

3. Exercise of Warrant.
     (a) The purchase rights represented by this Warrant shall be exercisable by the Holder in whole or in part at any time or from time to time during the term hereof by the surrender of this Warrant and the Notice of Exercise attached as Annex I hereto duly completed and executed on behalf of the Holder, at the principal office of the Company (or such other office or agency of the Company as it may designate by notice in writing to the Holder at the address of the Holder appearing on the books of the Company), upon payment of the Exercise Price by certified or bank check payable in cash to the order of the Company.
     (b) In addition to the method of payment set forth in Section 3(a) and in lieu of any cash payment required thereunder, the Holder may, at any time at which (i) the “Fair Market Value” (as defined below) of one share of Common Stock (at the date of such calculation) is greater than the Exercise Price (as adjusted to the date of such calculation), and (ii) a public market exists for the Common Stock, elect to receive shares of Common Stock equal in value to the value (as determined below) of this Warrant being exercised by surrender of this Warrant and the Notice of Exercise attached as Annex I hereto duly completed and executed on behalf of the Holder, at the principal office of the Company, in which event the Company shall issue to such holder a number of shares of Common Stock computed using the following formula:
X = Y(A-B)
A
     Where
X =	the number of shares of Common Stock to be issued to such holder;

Y =	the number of shares of Common Stock purchasable under this Warrant or, if only a portion of this Warrant is being exercised, the portion of this Warrant being cancelled (at the date of such calculation);

A =	the Fair Market Value of one share of Common Stock (at the date of such calculation); and

B =	Exercise Price (as adjusted to the date of such calculation).
     (c) For purposes of Section 3 of this Warrant, the “Fair Market Value” of one share of Common Stock shall be the average of the last reported sale price or the closing price of the Common Stock quoted on the American Stock Exchange or, if not quoted on such exchange, any other exchange (including the NASDAQ National Market System) on which the Common Stock is listed, in either case as published in the Eastern Edition of The Wall Street Journal for the five trading days prior to the date of determination of Fair Market Value.
     (d) This Warrant shall be deemed to have been exercised immediately prior to the close of business on the date of its surrender for exercise as provided above, and the person entitled to receive the shares of Common Stock issuable upon such exercise shall be treated for all purposes as the holder of record of such shares as of the close of business on such date. As promptly as practicable on or after such date and in any event within ten (10) days thereafter, the Company, at its expense, shall issue and deliver to the person or persons entitled to receive the same, a certificate or certificates for the number of shares issuable upon such exercise (unless Fair Market Value is still being determined pursuant to Section 3(c) above, in which case said delivery will occur as soon as practicable subsequent to such determination of

Fair Market Value). In the event that this Warrant is exercised in part, the Company, at its expense, shall, simultaneously with the delivery described in the immediately preceding sentence, execute and deliver a new Warrant of like tenor exercisable for the number of shares for which this Warrant may then be exercised.
4. No Fractional Shares or Scrip. No fractional shares or scrip representing fractional shares shall be issued upon the exercise of this Warrant. In lieu of any fractional share to which the Holder would otherwise be entitled, the Company shall make a cash payment equal to the Fair Market Value of one share of Common Stock multiplied by such fraction.
5. Replacement of Warrant. On receipt of evidence reasonably satisfactory to the Company of the loss, theft, destruction or mutilation of this Warrant and, in the case of loss, theft or destruction, on delivery of an indemnity agreement reasonably satisfactory in form and substance to the Company or, in the case of mutilation, on surrender and cancellation of this Warrant, the Company at its expense shall execute and deliver, in lieu of this Warrant, a new warrant of like tenor and amount.
6. Rights of Stockholders. Subject to Sections 9 and 11 hereof, the Holder shall not be entitled to vote or receive dividends or be deemed the holder of Common Stock or any other securities of the Company that may at any time be issuable on the exercise hereof for any purpose, nor shall anything contained herein be construed to confer upon the Holder, as such, any of the rights of a stockholder of the Company or any right to vote for the election of directors or upon any matter submitted to stockholders at any meeting thereof, or to give or withhold consent to any corporate action (whether upon any recapitalization, issuance of stock, reclassification of stock, change of par value, or change of stock to no par value, consolidation, merger, conveyance, or otherwise) or to receive notice of meetings, or to receive dividends or subscription rights or otherwise until this Warrant shall have been exercised as provided herein. Nothing in this Section 6, however, or elsewhere herein, will limit the rights of the Holder existing under the “Current Credit Agreement” (as defined below), or the other “Loan Documents” (as such term is defined in the Current Credit Agreement), or any other agreement or instrument between the Company and the Holder.
7. Registration of Warrant; Securities Law Matters.
     (a) Warrant Register. The Company shall maintain a register (the “Warrant Register”) containing the address of the Holder. The Holder may change its address as shown on the Warrant Register by written notice to the Company requesting such change. Any notice or written communication required or permitted to be given to the Holder may be delivered or given by mail to such Holder as shown on the Warrant Register and at the address shown on the Warrant Register. The Company may treat the Holder as shown on the Warrant Register as the absolute owner of this Warrant for all purposes, notwithstanding any notice to the contrary.
     (b) Compliance with Securities Laws.
          (i) The Holder of this Warrant, by acceptance hereof, acknowledges that this Warrant is being acquired solely for the Holder’s own account and not as a nominee for any other party, and for investment, and that the Holder shall not offer, sell or otherwise dispose of this Warrant, except under circumstances that will not result in a violation of the Securities Act of 1933, as amended (the “Securities Act”) or any state securities laws.
          (ii) Neither this Warrant nor the shares of Common Stock acquirable upon exercise hereof may be pledged, hypothecated, sold, made subject to a security interest, or otherwise transferred without (a) an effective registration statement for such transaction under the Securities Act and applicable blue sky laws, or (b) an opinion of counsel reasonably satisfactory to the Company that registration is not required under the Securities Act or under any applicable blue sky laws. All shares of Common Stock issued upon exercise hereof shall be stamped or imprinted with legends in substantially the following form (in addition to any legend required by state securities laws):
THE OFFER, SALE AND ISSUANCE OF THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”), OR UNDER THE SECURITIES LAW OF ANY STATE OR OTHER JURISDICTION. THESE SECURITIES HAVE BEEN ACQUIRED FOR INVESTMENT AND NOT WITH A VIEW TO, OR IN CONNECTION WITH, THE DISTRIBUTION THEREOF. THESE SECURITIES MAY NOT BE OFFERED, SOLD, PLEDGED, OR TRANSFERRED UNLESS (I) A REGISTRATION STATEMENT UNDER THE ACT IS IN EFFECT AS TO THESE SECURITIES AND SUCH OFFER, SALE, PLEDGE, OR TRANSFER IS IN COMPLIANCE WITH APPLICABLE SECURITIES LAW OF ANY STATE OR OTHER JURISDICTION, OR (II) THERE IS AN OPINION OF COUNSEL OR OTHER EVIDENCE, REASONABLY SATISFACTORY TO THE COMPANY, THAT AN EXEMPTION THEREFROM IS AVAILABLE AND THAT SUCH OFFER, SALE, PLEDGE, OR TRANSFER IS IN COMPLIANCE WITH APPLICABLE SECURITIES LAW OF ANY STATE OR OTHER JURISDICTION.
     (c) Restriction on Transfer. This Warrant may not be transferred, assigned or otherwise disposed of except in compliance with all of the provisions of this Section 7. In addition, this Warrant may not be transferred, assigned or otherwise disposed of in part, but only as a whole with respect to the then unexercised portion thereof. Any transfer in violation of this Section 7 shall be void ab initio.
     (d) Procedures for Transfer. Subject to compliance with this Section 7, this Warrant may be transferred by the Holder, in whole or in part, without charge to the Holder, upon surrender of this Warrant with a properly executed Notice of Assignment (in the form of Annex II hereof) at the principal office of the Company. Upon such compliance and receipt, the Company promptly will issue to the assignee specified therein a Warrant in this form for the number of shares of Common Stock specified in such assignment (and, if such assignment is with respect to less than all of the rights covered hereby, promptly will issue to the Holder a new Warrant, in this form, for any remaining rights represented hereby).
8. Reservation of Stock.
     The Company covenants and agrees that all shares of Common Stock that may be issued upon the exercise of the rights represented by this Warrant will, upon issuance, be duly authorized, validly issued, fully paid and nonassessable and free from all preemptive rights of any stockholder and free of all taxes, liens and charges with respect to the issuance thereof. The Company further covenants and agrees that during the period within which the rights represented by this Warrant may be exercised, the Company will at all times have authorized and reserved, for the purpose of issue or transfer upon exercise of the rights evidenced by this Warrant, a sufficient number of shares of authorized but unissued Common Stock, or other securities and property, when and as required to provide for the exercise of the rights represented by this Warrant. The Company will take all such action as may be necessary to assure that such shares of Common Stock may be issued as provided herein without violation of any applicable law or regulation, or of any requirements of any domestic securities exchange upon which the Common Stock may be listed (and that upon issuance such shares are listed on any such exchange); provided, however, that the Company shall not be required to effect a registration under federal or state securities laws with respect to such exercise. The Company will not take any action which would result in any adjustment of the Exercise Price (as set forth in Section 3 hereof) if the total number of shares of Common Stock issuable after such action upon exercise of all outstanding warrants, together with all shares of Common Stock then outstanding and all shares of Common Stock then issuable upon exercise of all options and upon the conversion of all convertible securities then outstanding, would exceed the total number of shares of Common Stock then authorized by the Company’s charter, as amended.
9. Certificates of Adjustment; Notices.
     (a) Whenever the Exercise Price or number or type of shares purchasable hereunder shall be adjusted or readjusted pursuant to Section 11 hereof, the Company shall issue a certificate signed by its Chief Financial Officer setting forth, in reasonable detail, the event requiring the adjustment or readjustment, the amount of the adjustment or readjustment, the method by which such adjustment was calculated and the Exercise Price and number of shares purchasable hereunder after giving effect to such adjustment and the amount, if any, of other property that at the time would be received upon exercise of the Warrant, all after giving effect to such adjustment or readjustment. A copy of such certificate to be mailed to the Holder of this Warrant in accordance with Section 15 hereof.
     (b) In the event:
          (i) that the Company shall take a record of the holders of its Common Stock (or other stock or securities at the time receivable upon the exercise of this Warrant) for the purpose of entitling them to receive any dividend or other distribution, or any right to subscribe for or purchase any shares of stock of any class or any other securities, or to receive any other right;
          (ii) of any capital reorganization of the Company, any reclassification of the capital stock of the Company, any consolidation or merger of the Company with or into another corporation or other entity, or any conveyance of all of substantially all of the assets of the Company to another corporation or other entity; or
          (iii) of any voluntary dissolution, liquidation or winding-up of the Company, then, and in each such case, the Company shall mail or cause to be mailed to the Holder a notice specifying, as the case may be, (A) the date on which a record is to be taken for the purposes of such dividend, distribution or right, and stating the amount and character of such dividend, distribution or right, or (B) the date on which such reorganization, reclassification, consolidation, merger, conveyance, dissolution, liquidation or winding-up is to take place, and the time, if any is to be fixed, as of which the holders of record of Common Stock (or such other stock or securities at the time receivable upon the exercise of this Warrant) shall be entitled to exchange their shares of Common Stock (or such other stock or securities) for securities or other property deliverable upon such reorganization, reclassification, consolidation, merger, conveyance, dissolution, liquidation or winding-up. Such notice shall be mailed at least twenty (20) days prior to the date therein specified for the occurrence of any of the foregoing events.
     (c) All such notices, advice and communications shall be given in the manner set forth in Section 15 hereof.
10. Amendments. This Warrant or any term or provision hereof may not be amended without the written consent of the Company and the Holder.
11. Adjustments. The Exercise Price and the number and type of shares purchasable hereunder are subject to adjustment from time to time as follows:

     (a) If at any time while this Warrant or any portion hereof is outstanding and unexpired, there shall be (i) a reorganization (other than a combination, reclassification, exchange or subdivision of shares otherwise provided for in this Section 11), (ii) a merger or consolidation of the Company with or into another corporation or other entity in which the Company is not the surviving entity and by which the shares of the Company’s capital stock outstanding immediately prior to the merger are converted by virtue of the merger into other property, whether in the form of securities, cash, or otherwise, or (iii) a sale or transfer of all or substantially all of the Company’s consolidated properties and assets to any other person(s) and/or entities, then, as a part of such reorganization, merger, consolidation, sale or transfer, lawful provision shall be made so that the holder of this Warrant thereafter shall be entitled to receive upon exercise of this Warrant, during the period specified herein and upon payment of the Exercise Price then in effect, the number of shares of stock of the successor entity or other securities or property (including cash) resulting from such reorganization, merger, consolidation, sale or transfer which a holder of the number of shares deliverable upon exercise of this Warrant would have been entitled to receive in such reorganization, consolidation, merger, sale or transfer if this Warrant had been exercised immediately before such reorganization, consolidation, merger, sale or transfer, all subject to further adjustment as provided in this Section 11. The foregoing provisions of this Section 11(a) similarly shall apply to successive reorganizations, consolidations, mergers, sales and transfers and to the stock or securities of any other corporation or entity that are at the time receivable upon the exercise of this Warrant. If the per-share consideration payable to the Holder for shares in connection with any such transaction is in a form other than cash or marketable securities, then the value of such other consideration shall be determined in good faith by the Company’s Board of Directors. In all events, appropriate adjustment (as determined in good faith by the Company’s Board of Directors) shall be made in the application of the provisions of this Warrant such that the rights and interests of this Warrant shall be applicable after that event, as near as reasonably may be, in relation to any shares or other property deliverable after that event upon exercise of this Warrant.
     (b) If the Company, at any time while this Warrant or any portion hereof remains outstanding and unexpired, by reclassification of securities or otherwise, shall change any of the securities as to which purchase rights under this Warrant exist into the same or a different number of securities of any other class or classes, this Warrant thereafter shall represent the right to acquire such number and kind of securities as would have been issuable as the result of such change with respect to the number of securities that were subject to the purchase rights under this Warrant immediately prior to such reclassification or other change and the Exercise Price therefor shall be adjusted appropriately, all subject to further adjustment as provided in this Section 11.
     (c) If the Company at any time while this Warrant or any portion hereof remains outstanding and unexpired, shall split, subdivide or combine the securities as to which purchase rights under this Warrant exist, into a different number of securities of the same class, the Exercise Price for such securities shall be decreased proportionately, and the number of shares of such securities for which this Warrant may be exercised shall be increased proportionately, in the case of a split or subdivision, or the Exercise Price for such securities shall be increased proportionately and the number of shares of such securities for which this Warrant may be exercised shall be decreased proportionately, in the case of a combination.
     (d) The Company, by amendment of its Certificate of Incorporation or through any reorganization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action, shall not avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by the Company, but shall at all times in good faith assist in the carrying out of all the provisions of this Section 11 and in the taking of all such action as may be necessary or appropriate in order to protect the rights of the Holder of this Warrant against impairment. If any change in the outstanding Common Stock of the Company or any other event occurs as to which the other provisions of this Section 11 are not strictly applicable or if strictly applicable would not fairly protect the purchase rights of the Holder of the Warrant in accordance with such provisions, then the Company shall, upon the consent of the Holder, make an adjustment in the number and class of shares available under the Warrant, the Exercise Price or the application of such provisions, so as to protect such purchase rights as aforesaid. The adjustment shall be such as will give the Holder, upon exercise for the same aggregate Exercise Price, the total number, class and kind of shares as the Holder would have owned had the Warrant been exercised prior to the event and had the Holder continued to hold such Common Stock until after the event requiring adjustment.
12. Representations and Covenants of the Company; Information Rights.
     (a) The Company hereby represents and warrants to the Holder as follows:
          (i) All shares of Common Stock which may be issued upon the exercise of the purchase right represented by this Warrant, and all securities, if any, issuable upon conversion of said shares, shall, upon issuance, be duly authorized, validly issued, fully paid and nonassessable, and free of any liens and encumbrances except for restrictions on transfer provided for herein or under applicable federal and state securities laws.
          (ii) The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware; has all requisite power and authority to own or lease and operate its properties and to carry on its business as now conducted; and is duly qualified or licensed to do business as a foreign corporation in good standing in all jurisdictions in which it owns or leases property or in which the conduct of its business requires it to so qualify or be licensed, except for such jurisdictions where the failure to so qualify or be licensed would not have a material adverse effect on the business or financial condition of the Company.
          (iii) The Company has all requisite power and authority to enter into and perform all of its obligations under this Warrant, to issue the shares of Common Stock for which this Warrant is exercisable and to carry out the transactions contemplated hereby.
          (iv) The Company has taken all corporate actions necessary to authorize it to enter into and perform its obligations under this Warrant, to issue the shares of Common Stock for which this Warrant is exercisable and to consummate the transactions contemplated hereby. This Warrant is the legal, valid and binding obligation of the Company, enforceable in accordance with its terms, except for (i) the effect upon this Warrant of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws relating to or affecting the rights of creditors generally and (ii) limitations imposed by equitable principles or principles of public policy upon the specific enforceability of any of the remedies, covenants or other provisions of this Warrant and upon the availability of injunctive relief or other equitable remedies.
          (v) As of the close of business on May 16, 2011, the authorized capital stock of the Company consists of 49,500,000 authorized shares of capital stock of which 45,000,000 are Class A Common Stock, par value $0.01 per share (“Class A Common Stock”), and 4,500,000 are Class B Common Stock, par value $0.01 per share (“Class B Common Stock”). As of the close of business on May 16, 2011: (a) 14,564,331 shares of Class A Common Stock were issued and outstanding, (b) 1,092,555 shares of Class B Common Stock were issued and outstanding, each of which is convertible at any time, at the option of the holder thereof, into one share of Class A Common Stock, (c) 944,892 shares of Class A Common Stock were reserved for issuance under the Company’s 2005 Equity Compensation Plan, (d) 0 shares of Class A Common Stock or Class B Common Stock were held in the treasury of the Company and (e) 650,000 shares of Class A Common Stock were reserved for issuance under options granted outside of any stock option plan. In addition: (i) 635,836 shares of Class A Common Stock were subject to outstanding options under the Company’s 1996 Stock Option Plan, which terminated on November 18, 2006, (ii) 6,000 shares of Class A Common Stock were subject to outstanding options under the Company’s 1998 Non-Employee Directors’ Stock Option Plan, which terminated on November 21, 2002 and (iii) 352,671 shares of Class A Common Stock were issuable upon the exercise of warrants issued by the Company. Except as set forth above, as of the close of business on May 16, 2011, there were no outstanding: (v) shares of capital stock, voting securities or other equity interests of the Company, (w) securities of the Company convertible into or exchangeable for shares of capital stock or voting securities of the Company, (x) obligations, options, warrants or other rights, commitments or arrangements to acquire from the Company, or other obligations or commitments of the Company to issue, sell or otherwise transfer, any capital stock or other voting securities or ownership interests in, or any securities convertible into or exchangeable for capital stock or other voting securities or ownership interests in, the Company, (y) restricted shares, restricted share units, stock appreciation rights, performance shares, contingent value rights, “phantom” stock or similar securities or rights that are derivative of, or provide economic benefits based, directly or indirectly, on the value or price of, any capital stock of, or other voting securities or ownership interests in, the Company or (z) equity interests reserved for issuance. Except as set forth above, as of the close of business on May 16, 2011, the Company did not have any shares of capital stock reserved for issuance.
     The number of shares of Common Stock for which this Warrant is exercisable as of the date hereof, when added to the number of shares of Common Stock acquirable upon exercise of similar warrants (the “Other Warrants”) being issued simultaneously herewith pursuant to “Amendment No. 10” (as defined below), in the aggregate, represents 2% (the “Threshold Percentage”) of the common equity of the Company on a fully-diluted as-if-converted basis (i.e., 2% of all shares of Common Stock and Class B Common Stock, par value $0.01 per share (“Class B Common”) outstanding as of the date hereof plus all shares of Common Stock and Class B Common underlying options, warrants, preferred shares or other interests outstanding as of the date hereof which are exercisable, convertible or exchangeable for such shares, including after giving effect to the issuance of this Warrant and such Other Warrants). In the event that such number of shares does not, as of the date hereof, equal the Threshold Percentage as a result of the existence of any shares of Common Stock and/or Class B Common (or options or other interests exercisable, convertible or exchangeable for such shares) which are not described in the first sentence of this Section 12(a)(v), the number of shares of Common Stock to be issued upon exercise of this Warrant shall be automatically increased (pro rata and without any further action by the Holder) by that number of shares of Common Stock that when added to the shares of Common Stock which would otherwise be issued to the Holder upon exercise of this Warrant shall equal an amount of shares of Common Stock which, when added to the number of shares of Common Stock acquirable under the Other Warrants after similar proportionate adjustments, represents the Threshold Percentage. Any such adjustment shall be made promptly upon determination of the discrepancy with the Threshold Percentage. “Amendment No. 10” shall mean that certain Amendment No. 10, of even or substantially even date herewith, by and among the Company, the other Borrowers (as defined therein), the Credit Parties (as defined therein) a party thereto, the Lenders (as defined therein) a party thereto, and Bank of America, N.A., as Administrative Agent, which Amendment No. 10 amends the Credit Agreement (as defined therein; such Credit Agreement, as amended by Amendment No. 10 and as such Credit Agreement may otherwise be amended, restated, supplemented or otherwise modified from time to time, the “Current Credit Agreement”).
          (vi) Neither the issuance nor the exercise of this Warrant will cause the rate at which any of the Company’s outstanding securities are ultimately convertible into Common Stock or Class B Common to change, nor will such issuance or exercise invoke any antidilution feature of any of the Company’s outstanding securities or rights to purchase securities.

          (vii) The Company is, as of the date hereof, in material compliance with Section 10 of the Current Credit Agreement.
     (b) So long as the Holder holds this Warrant and/or any of the shares of Common Stock acquired upon the exercise of the same, the Company shall (i) deliver to the Holder, promptly after mailing, copies of all notices or other written communications to the shareholders of the Company, and (ii) take all actions within the Company’s control that are necessary for allowing, and refrain from taking any actions within the Company’s control that would prevent, the Holder from selling shares of Common Stock acquired upon the exercise hereof pursuant to Rule 144 promulgated under the Securities Act (subject to such Rule’s terms and conditions). In addition, at any time that (i) the Holder holds this Warrant and/or any shares of Common Stock acquired upon the exercise of the same, and (ii) the Company is not legally required to file periodic reports (including, without limitation, Annual Reports on Form 10-K and Quarterly Reports on form 10-Q) with the SEC pursuant to the Securities Exchange Act, the Company shall deliver to the Holder (x) promptly when available and in any event within 90 days after the last day of any fiscal year of the Company, a copy of the annual audit report of the Company and its subsidiaries for such fiscal year, including therein consolidated balance sheets and statements of earnings and cash flows of the Company and its consolidated subsidiaries as at the end of such fiscal year, certified by independent auditors of recognized national standing selected by the Company, together with a comparison with the budget for such fiscal year and a comparison with the previous fiscal year, and (y) promptly when available and in any event within 45 days after the end of each fiscal quarter of the Company, consolidated balance sheets of the Company and its subsidiaries as of the end of such fiscal quarter, together with consolidated statements of earnings and cash flows for such fiscal quarter and for the period beginning with the first day of such fiscal year and ending on the last day of such fiscal quarter.
13. Put Provision.
     (a) At any time on or after the earlier to occur of (i) May 16, 2013, or (ii) an “Acceleration Date” (as defined below), Holder may by written notice (a “Put Notice”) to the Company require the Company (subject to the conditions set forth below), to redeem (a “Put”) all or a portion of this Warrant at the “Put Redemption Price” (as defined below).
     (b) Each Put Notice shall identify the registered owner of the Warrant to be redeemed and shall specify the portion of the Warrant to be redeemed, which amount shall be at least twenty-five percent (25%) of the number of shares of Common Stock then acquirable upon full exercise of this Warrant.
     (c) The obligations of the Company to redeem this Warrant, in full or in part, and the obligations of the Holder to sell that portion of this Warrant identified in its Put Notice upon a Put, shall be irrevocable upon delivery of the Put Notice.
     (d) The “Put Redemption Price” payable to the Holder shall be equal to the lesser of (I) $1.50 multiplied by the number of shares of Common Stock underlying this Warrant for which this Put is made, or (II) the product of (x) the difference between the Fair Market Value of one share of Common Stock determined as of the date on which the Company received the Put Notice (such date, the “Put Redemption Date”) and the then applicable Exercise Price for one share of Common Stock, multiplied by (y) the number of shares of Common Stock underlying this Warrant for which the Put was made. For purposes of this Section 13, Fair Market Value shall be determined in the manner set forth in Section 3(c) above; provided, however, that if no public market for the Common Stock exists at the time of such exercise, the Fair Market Value per share for purposes of this Section 13 shall be determined by the agreement, in good faith, of the Company and the Holder, or, if the parties can not agree within thirty (30) days on the Fair Market Value per share, then as follows:

          (i) Within ten (10) days of receipt of a notice from Holder asking for the Company to make a determination of Fair Market Value, the Company shall engage an investment banking firm (the “Company’s Appraiser”) to determine the Fair Market Value of one share of Common Stock. The Company’s Appraiser shall be instructed in writing (with copies of such instruction simultaneously delivered to the Company’s Appraiser and the Holder) to deliver a written determination of Fair Market Value of one share of Common Stock (“Company’s Appraiser’s Valuation”) to the Company and the Holder no later than twenty (20) days after such firm is engaged by the Company and to make such determination (i) without discounts for minority interest or lack of marketability, and (ii) assuming that the Company was to be merged into an independent third party on an “as is, where is” basis without representations or warranties in an all cash transaction.
          (ii) Within five (5) days of the receipt of the Company’s Appraiser’s Valuation, the Holder shall notify the Company in writing whether it accepts or rejects the Fair Market Value determination of the Company’s Appraiser’s Valuation and if it rejects such determination, then Holder within ten (10) days of the receipt of the Company’s Appraiser’s Valuation, shall engage an investment banking firm (the “Holder’s Appraiser”) to determine the Fair Market Value. The Holder’s Appraiser shall be instructed in writing (with copies of such determination simultaneously delivered to the Company) to deliver a written determination of Fair Market Value of one share of Common Stock (“Holder’s Appraiser’s Valuation”) to the Company no later than twenty (20) days after such firm is engaged by the Holder and to make such determination on the same basis specified above for the Company’s Appraiser’s Valuation.
          (iii) If the Fair Market Value of one share of Common Stock determined by the Company’s Appraiser and the Holder’s Appraiser differ by ten percent (10%) or less of the higher valuation than the Fair Market Value of one share of Common Stock shall be deemed to be an average of the two determinations and if they differ by more than ten percent (10%) of the higher valuation then the Company’s Appraiser and the Holder’s Appraiser shall, within ten (10) days of the delivery of the Holder’s Appraiser’s Valuation, engage a third independent investment banking firm, such firm to be of national standing (the “Final Arbiter”), who shall be instructed in writing (with copies of such instruction simultaneously delivered to the Company and the Holder) to determine the Fair Market Value of one share of Common Stock by choosing either the Company’s Appraiser’s Valuation or the Holder’s Appraiser’s Valuation and to deliver to the Company and the Holder a written statement of such Final Arbiter’s determination within ten (10) days of the Final Arbiter’s engagement.
          (iv) Notwithstanding anything in this Section 13(d) to the contrary, at any time during the process set forth herein the Company and the Holder may agree upon the Fair Market Value of one share of Common Stock.
          (v) The costs and expenses of obtaining the Company’s Appraiser’s Valuation and the Holder’s Appraiser’s Valuation shall be borne by the party obtaining the same. The costs and expenses of the Final Arbiter shall be paid by the Company, if the Final Arbiter selects the Holder’s Appraiser’s Valuation, or the Holder, if the Final Arbiter selects the Company’s Appraiser’s Valuation.
     (e) The settlement for the delivery of the Put Redemption Price for a Put transaction under this Section 13 shall be held at the executive office of the Company at 11:00 a.m., local time, on the thirtieth (30th) day after the determination of the Fair Market Value of one share of Common Stock as provided herein. On the date of such settlement, the Company shall pay the Put Redemption Price in cash.
     (f) The Company’s obligations with respect to any Put shall be subject to restrictions (unless waived by the requisite percentage of the applicable debt holders) imposed upon the Company in any loan, credit or similar agreement existing at any time (i) between the Company and non-affiliated institutional (whether such institution is a bank, finance company, fund or other institution) lender(s) (including the agent(s) of such lender(s)), or (ii) governing any bonds or notes of the Company issued in a private placement or issued publicly (any such agreement, collectively a “Credit Agreement”). For the avoidance of doubt, the Current Credit Agreement is a Credit Agreement hereunder. The Company shall notify the Holder in writing promptly following its determination that to redeem some or all of the Put units would violate a Credit Agreement. Such written notice (a “Blockage Notice”) shall specify the number of Put units which the Company is unable to purchase and describe in detail the provisions of the Credit Agreement that would be violated by such redemption. The Company’s obligation to honor a Put shall be suspended for so long and to the extent the same is prohibited by a Credit Agreement, and promptly upon such a suspension, in whole or in part, no longer being in effect, the Company shall promptly provide the Holder with notice (a “Blockage Removal Notice”) that such suspension, in whole or in part, is no longer in effect (which notice shall detail the facts pursuant to which the suspension is no longer in effect and, if applicable, state the amount of the Put that the Company remains unable to effectuate). Notwithstanding anything to the contrary set forth herein, a Put Notice may be withdrawn by the Holder at any time, in whole or in part, between receipt of a Blockage Notice and receipt of a Blockage Removal Notice.
     (g) For purposes of this Section 13, the term “Acceleration Date” shall mean the date of a “Sale Event” (it being agreed and understood that, in the event of a contemplated Sale Event, the Company will provide the Holder adequate prior written notice, and work cooperatively with the Holder, such that the Put can be consummated simultaneously with the occurrence of the Sale Event). “Sale Event” shall mean the occurrence of any of the following (whether an event or circumstance is mentioned once or more than once): (i) the sale of all or substantially all of the consolidated assets of the Company, (ii) the merger, consolidation or acquisition of the Company (excluding any merger, consolidation or acquisition (A) in which the Company is the surviving entity and the equity holders of the Company prior to such merger, consolidation or acquisition own immediately upon the consummation of such merger, consolidation or acquisition not less than a majority of the outstanding equity interests of the surviving entity or (B) in which the Company is merged or consolidated with and into an affiliate), (iii) any transaction (or series of related transactions involving a person, entity or a group of persons or affiliated persons or entities) in which more than fifty percent (50%) of outstanding voting power of the Company is transferred to persons or entities that were not equity holders of the Company prior to such transaction(s), or (iv) any “Change of Control,” as such term is defined in the Current Credit Agreement (which definition is incorporated by reference as if fully stated herein and which incorporation by reference shall survive any termination of the Current Credit Agreement).
14. Governing Law. This Warrant shall be governed by and construed in accordance with the laws of the State of New York, without reference to conflict of laws principles that would require the application of any other law.
15. Notices, etc. All notices and other communications required or permitted hereunder shall be in writing and shall be mailed by registered or certified mail, postage prepaid, or otherwise delivered by hand or by messenger, addressed (i) if to the Holder to Anthony D. Healey, Mail Stop MA1-225-08-02, Bank of America, 225 Franklin Street, Boston, Massachusetts 02110, or at such other address as the Holder shall have furnished to the Company in writing, or (ii) if to the Company, to Baldwin Technology Company, Inc., Attention: President and CEO, 2 Trap Falls Road, Shelton, Connecticut 06484, or at such other address as the Company shall have furnished to the Holder. Such notices or communications shall be deemed given if personally delivered, on the date of delivery by hand or by messenger, or three (3) days after mailing if send by mail as set forth herein.

16. Delays or Omissions. No delay or omission to exercise any right, power, or remedy accruing to the Holder upon any breach or default under this Warrant shall be deemed a waiver of any other breach or default theretofore or thereafter occurring. Any waiver, permit, consent, or approval of any kind or character on the part of the Holder of any breach or default under this Warrant, or any waiver on the part of any party of any provisions or conditions of this Warrant, must be in writing and shall be effective only to the extent specifically set forth in such writing. All remedies, either under this Warrant or by law or otherwise afforded to the Holder shall be cumulative and not alternative.
17. Severability. If any provision of this Warrant is held to be unenforceable under applicable law, then such provision shall be excluded from this Warrant and the balance of this Warrant shall be interpreted as if such provision were so excluded and shall be enforceable in accordance with its terms. A court of competent jurisdiction, in its discretion, may substitute for the excluded provision an enforceable provision which in economic substance reasonably approximates the excluded provision.
18. Pronouns. All pronouns and any variations thereof refer to the masculine, feminine or neuter, singular or plural, as the identity of the person or persons may require.
19. Cost and Expenses. The Company shall promptly pay (or reimburse, as Holder may elect) all reasonable costs and expenses, including, without limitation, reasonable attorneys fees and disbursements and court costs, which Holder may hereafter incur in enforcing the terms of this Warrant upon the breach of such terms by the Company.
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[WARRANT SIGNATURE PAGE]
     Executed effective on this 16th day of May, 2011.

BALDWIN TECHNOLOGY COMPANY, INC.
By:	/s/ Mark T. Becker
	Name:	Mark T. Becker
	Title:	President and CEO

ANNEX I
NOTICE OF EXERCISE
To: Baldwin Technology Company, Inc.
     (1) The undersigned hereby irrevocably elects to purchase _____ shares of Class A Common Stock of Baldwin Technology Company, Inc., a Delaware corporation, pursuant to the terms of the attached Warrant, and tenders herewith payment of the purchase price (i) in cash and/or (ii) by cancellation of all or a portion of this Warrant pursuant to Section 3(b) for such shares in full.
     (2) In exercising this Warrant, the undersigned hereby confirms and acknowledges that the shares of Common Stock to be issued are being acquired solely for the account of the undersigned and not as a nominee for any other party, and for investment, and that the undersigned shall not offer, sell or otherwise dispose of any such shares of Common Stock except under circumstances that will not result in a violation of the Securities Act of 1933, as amended, or any state securities laws.
     (3) Please issue a new Warrant for the unexercised portion of the attached Warrant (if any) in the name of the undersigned.
Dated:

[Holder]

ANNEX II
NOTICE OF ASSIGNMENT
     FOR VALUE RECEIVED, __________ hereby sells, assigns and transfers all of the rights of the undersigned under the attached Warrant with respect to the number of Warrants set forth below.

Name of Assignee	Address of Assignee	Number of Warrants Transferred

Date:                                                                         Signature:

15